Exhibit 10.2

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of December __, 2012, is entered into by CompuLab Ltd., an Israeli company (the “Company”), and ____________, an individual with an address at ________________ (“Indemnitee”).

Indemnitee is or has been appointed as a director or office holder of the Company, and in order to enhance Indemnitee’s services to the Company in an effective manner, the Company desires to provide hereunder for Indemnitee’s indemnification to the fullest extent permitted by law.

The Company and Indemnitee hereby agree as follows:

1. The Company hereby undertakes to indemnify Indemnitee to the maximum extent permitted by the Companies Law – 1999 (the “Companies Law”) for any liability and expense that may be imposed upon Indemnitee due to an act performed or failure to act by Indemnitee in Indemnitee's capacity as a director or office holder in respect of the following:

1.1 any financial obligation imposed on Indemnitee in favor of another person (excluding the Company or a subsidiary of the Company ("Subsidiary"), directly or by way of a derivative action) by, or expended by Indemnitee as a result of, a court judgment, including a settlement or an arbitrator’s award approved by court, in respect of any act or omission (“action”) taken or made by Indemnitee in Indemnitee’s capacity as a director or office holder of the Company or of any Subsidiary;

1.2 all reasonable litigation expenses, including attorneys’ fees, expended by Indemnitee or charged to Indemnitee by a court, in a proceeding instituted against Indemnitee by the Company or on its behalf or by another person, or in any criminal proceedings in which Indemnitee are acquitted, or in any criminal proceedings in which Indemnitee are convicted of a crime which does not require proof of mens rea (criminal intent), all in respect of actions taken by Indemnitee in Indemnitee’s capacity as a director or officer of the Company or of any Subsidiary; and

1.3 all reasonable litigation expenses, including attorneys’ fees, actually expended by Indemnitee due to (i) an investigation or a proceeding conducted against Indemnitee by an authority qualified to conduct such investigation or proceeding, where such investigation or proceeding is Concluded Without The Filing Of An Indictment (as defined in the Companies Law) against Indemnitee and without the imposition on Indemnitee of any Financial Obligation In Lieu of Criminal Proceedings (as defined in the Companies Law), or that is Concluded Without The Filing Of An Indictment against Indemnitee but with the imposition on Indemnitee of a Financial Obligation In Lieu Of Criminal Proceedings with respect to a crime that does not require proof of mens rea (criminal intent), (ii) in connection with a monetary sanction ("Itzum Caspi"), all in respect of actions taken by Indemnitee in Indemnitee’s capacity as a director or office holder of the Company or of any Subsidiary.

2. Notwithstanding the aforesaid, the Company will not indemnify Indemnitee for any amount Indemnitee may be obligated to pay in respect of:

2.1 a breach of Indemnitee’s duty of loyalty to the Company or a Subsidiary, except, to the extent permitted by the Companies Law, for a breach of a duty of loyalty to the Company or a Subsidiary while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company or a Subsidiary;

2.2 a willful breach of Indemnitee’s duty of care or reckless disregard for the circumstances or to the consequences of a breach of Indemnitee’s duty of care to the Company or a Subsidiary;

2.3 an action taken or omission by Indemnitee with the intent of unlawfully realizing personal gain;

2.4 a fine, penalty, monetary sanction or ransom levied on Indemnitee.

2.5 With respect to proceedings or claims initiated or brought voluntarily by Indemnitee against the Company or a Subsidiary, other than by way of defense or by way of third party notice to the Company or a Subsidiary in connection with claims brought against Indemnitee, except: (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement, or insurance policy or under the Company's Memorandum or Articles of Association now or hereafter in effect relating to Claims for indemnifiable events, or (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such suit which approval shall not be unreasonable withheld.

3. To the fullest extent permitted by law, the Company will make available all amounts payable to Indemnitee in accordance with Section 1 above on the date on which such amounts are first payable by Indemnitee (“Time of Indebtedness”), and with respect to items referred to in Sections 1.2 and 1.3 above, even prior to the time on which the applicable court renders its decision, provided however, that advances given to cover legal expenses in criminal proceedings will be repaid by Indemnitee to the Company if Indemnitee are found guilty of a crime which requires proof of mens rea (criminal intent). Other advances will be repaid by Indemnitee to the Company if it is determined by a court of competent jurisdiction that Indemnitee are not lawfully entitled to such indemnification as authorized hereby.

As part of the aforementioned undertaking, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee’s assets.

4. The Company will indemnify Indemnitee even if at the relevant Time of Indebtedness Indemnitee is no longer a director or office holder of the Company or a Subsidiary, provided that the obligations with respect to which Indemnitee will be indemnified hereunder are in respect of actions taken by Indemnitee while Indemnitee was a director or office holder of the Company or a Subsidiary as aforesaid, and in such capacity.

5. The undertaking of the Company set forth in Section 1.1 shall be limited to matters that result from or are connected or otherwise related to events or circumstances set forth in Schedule A hereto, which are deemed by the Company's Board of Directors, based on the current activity of the Company, to be foreseeable as of the date hereof.

The maximum amount for which the Company undertakes to indemnify Indemnitee hereunder for each of the matters and circumstances described herein (or otherwise pursuant to this Indemnification Agreement), shall not exceed an amount equal to US$1,000,000 for each of events or circumstances set forth in Schedule A hereto. The total obligation of the Company to all Indemnitees under this Agreement, in the aggregate, including all then pending claims for indemnification made by all directors or officers of the Company, whether under law, agreement or the Articles of the Company, will not exceed US$5,000,000 (Five Million United States Dollars). If the total of all such claims exceed such amount (or the remaining balance of such amount at the relevant time), then the limit amount per each Indemnitee shall be pro rated among all Indemnitee proportionately to the proven amount of each respective Indemnitee out of the aggregate amount of all proven claims by all Indemnitees.

6. Subject to the limitations of Section 5 above, the indemnification hereunder will, in each case, cover all sums of money that Indemnitee will be obligated to pay, in those circumstances, including the amount detailed under Section 1.2 above, for which indemnification is permitted under the law and under this Indemnification Agreement.

7. The Company will not indemnify Indemnitee for any liability with respect to which Indemnitee has received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to Indemnitee pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 5 above. The Company will be entitled to receive any amount, up to the amount by which Indemnitee will have been indemnified by the Company hereunder, collected by Indemnitee from a third party in connection with liabilities indemnified hereunder, to be paid promptly by Indemnitee to the Company.

8. Notwithstanding Section 7 above, the Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by Indemnitee's affiliates (collectively, the “Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to meet its obligations under this Agreement, without regard to any rights Indemnitee may have against the Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Indemnitors that are 100% owned by Indemnitee and his family members from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof to the extent any payments made hereunder relate to the Company and its affiliates. The Company further agrees that no advancement or payment by the Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the rights and obligations of the parties under this Agreement.

9. As long as the Indemnitee continues to serve as a director or officer of the Company, the Company shall procure directors' and officers' liability insurance (which shall include without limitation provisions according to which the insurance shall continue to be in effect following the cessation of the Indemnitee's position in the Company with respect to events that occurred prior to such cessation, as long as such insurance is in effect) to the fullest extent permitted by law (“D&O Insurance”), in such amount (per claim and per period) as the Company shall deem appropriate and in accordance to the provisions of the Law; provided, that, subject to any undertaking of the Company towards any of it’s shareholders regarding obtaining or maintaining D&O Insurance of a certain coverage, the Company shall have no obligation to obtain or maintain D&O Insurance or to arrange that such insurance will be in compliance with certain terms if the Board of Directors of the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

10. In all indemnifiable circumstances, indemnification will be subject to the following:

10.1 Indemnitee shall promptly notify the Company of any legal proceedings initiated against Indemnitee and of all possible or threatened legal proceedings without delay following Indemnitee’s first becoming aware thereof, provided, however, that Indemnitee’s failure to notify the Company as aforesaid shall not derogate from Indemnitee’s right to be indemnified as provided herein except and to the extent that such failure to provide notice materially and adversely prejudices the Company’s ability to defend against such action. Indemnitee shall deliver to the Company, or to such person as it shall advise Indemnitee, without delay all documents Indemnitee receive in connection with these proceedings or possible or threatened proceedings. Notice to the Company shall be directed in writing to the Chief Executive Officer of the Company at the address shown in the signature page of this Indemnification Agreement (or at such other address as the Company shall advise Indemnitee).

Similarly, Indemnitee shall advise the Company on an ongoing and current basis concerning all events which Indemnitee suspects may give rise to the initiation of legal proceedings against Indemnitee in connection with Indemnitee’s actions or omissions as a director or office holder of the Company.

10.2 Other than with respect to proceedings that have been initiated against Indemnitee by the Company or in its name, the Company shall be entitled to undertake the conduct of Indemnitee’s defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to Indemnitee. The Company shall notify Indemnitee of any such decision to defend within 10 calendar days of receipt of notice of any such proceeding.

The Company or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as they shall see fit, including by way of settlement. At the request of the Company, Indemnitee shall execute all documents required to enable the Company or its attorney as aforesaid to conduct Indemnitee’s defense in Indemnitee’s name, and to represent Indemnitee in all matters connected therewith, in accordance with the aforesaid.

For the avoidance of doubt, in the case of criminal proceedings the Company or the attorneys as aforesaid will not have the right to plead guilty in Indemnitee’s name or to agree to a plea-bargain in Indemnitee’s name without Indemnitee’s consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement and/or pursuant to law, without Indemnitee’s consent. However, the aforesaid will not prevent the Company or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without Indemnitee’s consent so long as such arrangement will not be an admission of an occurrence not fully indemnifiable pursuant to this Indemnification Agreement or pursuant to law and further provided that any such settlement or arrangement does not impose on Indemnitee any liability or limitation. The Company shall not, without Indemnitee’s prior written consent, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of Indemnitee’s fault, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such proceeding or (iii) is not fully indemnifiable pursuant to this Indemnification Agreement and pursuant to law. This paragraph shall not apply to a proceeding brought by Indemnitee under Section 10.7 below.

10.3 Indemnitee will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of Indemnitee within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that Indemnitee will not be required to pay the same or to finance the same Indemnitee’s self.

10.4 Notwithstanding the provisions of Sections 10.2 and 10.3 above, (i) if in a proceeding to which Indemnitee is a party by reason of Indemnitee’s status as a director or officer of the Company and the named parties to any such proceeding include both Indemnitee and the Company or any subsidiary of the Company, a conflict of interest or potential conflict of interest (including the availability to the Company and its subsidiary, on the one hand, and Indemnitee, on the other hand, of different or inconsistent defenses or counterclaims) exists between Indemnitee and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel, which shall represent other persons similarly situated, of the Company’s choice and reasonably acceptable to Indemnitee and other person’s choice, at the expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Agreement, or in the event that the Company or any other person takes any action to declare this Indemnification Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, and reasonably acceptable to the Company and at the expense of the Company, to represent Indemnitee in connection with any such matter.

10.5 If, in accordance with Section 10.2 (but subject to Section10.4), the Company has taken upon itself the conduct of Indemnitee’s defense, Indemnitee shall have the right to employ counsel in any such action, suit or proceeding, but the fees and expenses of such counsel, incurred after the assumption by the Company of the defense thereof, shall be at Indemnitee’s expense and the Company will have no liability or obligation pursuant to this Indemnification Agreement or the above resolutions to indemnify Indemnitee for any legal expenses, including any legal fees, that Indemnitee may expend in connection with Indemnitee’s defense, unless (i) the Company shall not have assumed the conduct of Indemnitee’s defense as contemplated, (ii) the Company refers the conduct of Indemnitee’s defense to an attorney who is not, upon reasonable grounds, acceptable to Indemnitee, (iii) the named parties to any such action (including any impleaded parties) include both Indemnitee and the Company, and the Indemnitee and the Company have reasonably concluded that the joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between Indemnitee and the Company, or (iv) the Company shall agree to such expenses; in either of which events all reasonable fees and expenses of Indemnitee’s counsel shall be borne by the Company.

10.6 The Company will have no liability or obligation pursuant to this Indemnification Agreement to indemnify Indemnitee for any amount expended by Indemnitee pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement, which consent shall not be unreasonably withheld.

10.7 If required by law, the Company’s Board of Directors will consider the request for indemnification and the amount thereof and will determine if Indemnitee is entitled to indemnification and the amount thereof. In the event that Indemnitee makes a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to determine Indemnitee’s right to indemnification hereunder or fails to make such payment or advancement, Indemnitee may petition any court which has jurisdiction to enforce the Company’s obligations hereunder. The Company agrees to reimburse Indemnitee in full for any reasonable expenses incurred by Indemnitee in connection with investigating, preparing for, litigating, defending or settling any action brought by Indemnitee under the immediately preceding sentence.

11. Pursuant to the provisions of Section 259 of the Companies Law and the Articles, the Company hereby entirely exempts Indemnitee, to the fullest extent permitted by law, from any and all liability, for any damages caused as a result of a breach of Indemnitee’s duty of care to the Company (the “Exculpation”), provided that in no event shall Indemnitee be exempt with respect to any actions listed in Section 2 above.

12. If, for the validation of any of the undertakings in this Indemnification Agreement, any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

13. For the avoidance of doubt, it is hereby clarified that nothing contained in this Indemnification Agreement shall derogate from the Company’s right (but in no way obligation) to indemnify Indemnitee post factum for any amounts which Indemnitee may be obligated to pay as set forth in Section 1 above without regard to the limitations set forth in Section 5 above. Indemnitee’s rights of indemnification hereunder shall not be deemed exclusive of any other rights Indemnitee may have under the Company’s articles of association, applicable law, any agreement or otherwise.

14. If any undertaking included in this Indemnification Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect to the fullest extent permitted by law. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator is hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

15. This Indemnification Agreement and the agreements herein shall be governed by and construed and enforced in accordance with the laws of Israel.

16. To the extent that during the indemnification period the rights of the then current members of the Board of Directors and officers to indemnification are more favorable than the rights provided under this Indemnification Agreement to Indemnitee, then Indemnitee shall be entitled to the full benefits of such more favorable rights. In the event of any change after the date of this Agreement of any applicable law, statute or rule which expands the right of the Company to indemnify a member of its Board of Directors or its officer, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of the Company to indemnify a member of its Board of Directors or an officer, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

17. This Indemnification Agreement terminates, supersedes and replaces any preceding letter of indemnification or arrangement for indemnification that may have been previously issued to Indemnitee by the Company so that all Indemnitee’s rights for indemnification shall, upon execution of this Indemnification Agreement, be consolidated and restated herein and the provisions of any such prior letter of indemnification or arrangement for indemnification shall be of no further force or effect.

18. Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that Indemnitee is not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement, shall not create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s action was unlawful.

19. This Indemnification Agreement shall not be assignable by any party without the consent of the other party, and shall be (a) binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by purchase, merger, consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of Indemnitee’s heirs, spouses, personal and legal representatives, executors and administrators. This Indemnification Agreement shall continue for Indemnitee’s benefit and Indemnitee’s heirs', spouses, personal and legal representatives', executors' and administrators' benefit after Indemnitee ceases to be a director or office holder of the Company.

20. Except with respect to changes in the governing law which expand Indemnitee’s right to be indemnified by the Company, no supplement, modification or amendment of this Indemnification Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions of this Indemnification Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

21. All notices and other communications required or permitted under this Indemnification Agreement shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five business days after deposit with the postal service, if delivered by mail, postage prepaid, (b) upon delivery, if delivered by hand, or (c) one day after the business day of delivery by facsimile or electronic mail transmission, provided that sender has obtained confirmation of transmission from the transmitting facsimile or electronic mail system if deliverable by facsimile or electronic mail transmission, and shall be addressed to the address of the relevant party as set forth beneath such party’s signature to this Agreement or at such other address as such party may designate by ten (10)-business day advance written notice to the other party hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first day written above.

CompuLab Ltd.	Gideon Yampolski

By:	By:
Fax:	Fax:
Email:	Email:

Schedule A

1.	The sale of securities by the Company and/or by a shareholder to investors or the offer by the Company to purchase securities from the public and\or from private investors or other holders thereof pursuant to agreements, notices, reports, tenders and/or other proceedings;

2.	Occurrences in connection with investments the Company makes in other companies whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by Indemnitee in the name of the Company;

3.	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company;

4.	Actions in connection with the merger of the Company with or into another entity or the liquidation of the Company;

5.	Actions in connection with the sale of the outstanding share capital and/or the operations and/or business, or part thereof, of the Company;

6.	Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

7.	Actions taken in connection with labor relations and/or employment matters in the Company and trade relations of the Company, including with employees, independent contractors, customers, suppliers and various service providers;

8.	Actions in connection with the development, testing or manufacturing of products developed by the Company or by third parties on behalf of the Company and/or in connection with the distribution, sale, license or use of such products;

9.	Actions taken in connection with the intellectual property of the Company and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property;

10.	Actions taken pursuant to or in accordance with the policies and procedures of the Company, whether such policies and procedures are published or not;

11.	Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

12.	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorization in any jurisdiction;

13.	Claims in connection with publishing or providing any information, including any filings with governmental authorities (including, without limitation, the Israeli income tax authorities and the National Insurance Institute of Israel), on behalf of the Company, in the circumstances required under applicable laws; and

14.	Claims in connection with the preparation or providing of any annual or quarterly financial statements, profit and loss statements, balance sheets and similar financial information.

15.	Actions in regard to invasion of privacy including with respect to databases and acts in regard of slander;

16.	Actions in connection with antitrust matters and/or laws and regulations relating to commercial wrong-doing;

17.	Actions in connection with the negotiations, execution, delivery and performance of agreements on behalf of the Company, whether written or oral, as well as approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision;

18.	Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company, and any other transactions referred to in Section 270 of the Companies Law;

19.	Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including, for the removal of doubt, any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities;

20.	Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company;

21.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not;

22.	Claims by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on their behalf.